Exhibit 5

December 14, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re: Franklin Electronic Publishers, Incorporated

Gentlemen:

I am General Counsel to Franklin Electronic Publishers, Incorporated (the "Company") and a member in good standing of the bar of the Supreme Court of the Commonwealth of Pennsylvania. I refer to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933 of shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), for issuance under the Company's 1999 Accrued Vacation Stock Purchase Program (the "Program"), and under each of the Stock Option Agreement between the Company and
H. Andrew Cross, dated April 16, 1998 (5 year option agreement), the Stock Option Agreement between the Company and H. Andrew Cross, dated April 16, 1998 (10 year option agreement), the Stock Option Agreement between the Company and Peter Dinicola, dated August 3, 1998, the Stock Option Agreement between the Company and Arnold D. Levitt, dated July 28, 1999, the Stock Option Agreement between the Company and Robert Fallow, dated January 25, 1999 and the Stock Option Agreement between the Company and Peter N. Yianilos, dated August 16, 1999 (collectively, the "Option Agreements").

I have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below.

Based upon and subject to the foregoing, it is my opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Program or any of the Option Agreements, and upon payment of the exercise price therefor, the Shares will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as Exhibit 5 to said Registration
Statement.

                                                      Very truly yours,

                                                      /s/ Gregory J. Winsky
                                                      ---------------------
                                                      Gregory J. Winsky, Esq.
                                                      Senior Vice President
                                                      General Counsel


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